Dear Friends and Shareholders,

This is an exciting time for Nephros. Demand for our products is increasing, revenue and growth rates are expanding, and we anticipate continued progress. At the same time, our stock price has been stagnant, which is difficult to reconcile with our recent operational trends and management’s optimism. In this public letter, we hope to address some of the questions we have heard from many of you over the past few months. We will begin with some history and context, and then describe our current strategies and plans for the future.

History and Context

Nephros was founded to make hemodiafiltration (HDF) broadly available to dialysis patients. After receiving FDA clearance for our HDF system in 2012, Nephros was not in a financial position to execute a full market launch, and instead opted to perform commercial pilot tests of the HDF system. During the same period, Nephros’ filtration product line was stagnant and sales were down. In early 2015, after three consecutive years of declining product sales, the Board of Directors took a hard look at the company’s strategy, and came to two conclusions: first, the time, expense and execution risk of commercializing the HDF system were difficult to justify for a small medical device company on a stand-alone basis; and second, the water filter business was not well positioned for growth. Without fundamental changes, the Board believed the future for Nephros was likely to be a continuing downward spiral of serial dilution, and destruction of shareholder value.

After a critical review of our markets, our customers, our products and our Company, management and the Board determined that we needed to make one major strategic shift and several operational changes to transform Nephros into a growth company. Strategically, we shifted our near-term focus from HDF to water filtration with prioritization of revenue growth and a disciplined minimization of expenses in order to achieve sustainable cash flow. Over the last two plus years, we have worked to broaden our water product portfolio and sales channels, and we have made operational changes to position the Company for success:

●	We expanded the filtration product portfolio significantly and completed the regulatory process to attain 510(k) clearances on three product families. As of today, we have 14 FDA-cleared SKUs across the dialysis water and hospital infection control markets.

●	We invested in strategic partnerships and distributorships with water treatment companies whose sales representatives provide turn-key service solutions to our target customers. Today, we have more than a half-dozen of these relationships which collectively include over 500 water experts working for leading service providers.

●	We strengthened our infrastructure by adding key people in sales channel development, R&D, quality/regulatory compliance, and finance. We also enhanced our financial stability by completing a combination of modest debt and equity financing rounds.

Early Results

As a result of the aforementioned actions and efforts, we believe that Nephros is now firmly in the upswing of the turnaround and in sight of our goal of sustainable cash flow positive operations. Tangible milestones include:

●	On the financing side, we cleared out variable-price warrants from our capital structure and kept the Company funded through the turnaround.

●	To bolster liquidity as we continue to grow sales revenue, we recently put in place a non-dilutive revolving credit facility with Tech Capital, LLC.

●	In 2014, total product sales for the year were $825,000. We expect to exceed $825,000 of product sales in just the third quarter of 2017, representing on an annualized basis a nearly 4-fold increase in business since 2014.

●	Working with our water service partners, we have begun winning long-term contracts for large medical facilities and systems. Nephros filters are now used in over 500 hospitals across the country – a 10-fold increase from 50 hospitals just 3 years ago.

●	We have received approval from the New Jersey Economic Development Authority (NJEDA) to sell eligible net operating losses and R&D tax credits, and we anticipate receiving non-dilutive cash proceeds of approximately $1.5 million in the fourth quarter of 2017. We believe we now have the funds to reach our cash flow positive goal without returning to the equity markets.

Short Term Outlook

The Nephros products on the market today have better filtration performance and longer service life than our competitors at competitive price points. Our products meet both the short-term needs of emergency remediation in the case of a legionella outbreak as well as the long-term needs for vigilant pathogen prevention in high-risk patient areas.

The remaining months of 2017 will include the following activities:

●	We recently launched the EndoPurTM Endotoxin Filter, which we believe will be our biggest dialysis water product to date. The EndoPur™ product, available in 10”, 20”, and 30” versions, replaces competing filters with dramatically improved filtration performance at comparable or better cost levels.

●	Our recently launched 12-month flushable product has game-changing potential for the ice machine and medical equipment portion of the hospital market, allowing for better infection control, longer lifespan, and lower maintenance costs.

●	We are moving our headquarters to a new facility and will now have the ability to offer same-day shipping, a necessary service for hospitals that have tested positive for water-borne legionella and are in crisis mode.

●	Our non-medical portfolio is positioned for growth in 2018, with the launch of our soluble and particulate lead filter system expected in late 2017 and our restaurant and residential point-of-entry ultrafiltration systems in early 2018.

●	We intend to launch an expanded investor relations program in the remaining months of 2017.

We are reiterating that we expect to achieve cash flow breakeven around the end of 2017, and we are targeting the first quarter of 2018 to be our first-ever quarter of sustainably positive cash flow. While the exact timing is dependent upon product rollouts and commercial uptake, we feel that we have positioned the Company well and have good visibility toward accomplishing the goal. We are hopeful that the valuation of the Company’s stock will begin to reflect the Company’s tangible milestones and improved outlook.

Longer Term Strategies

We have laid the groundwork for our next strategic shift: the expansion phase. As Nephros becomes cash flow positive, we expect to have the ability to more actively market our products into new water filtration markets outside the medical space. Additionally, we will have the flexibility to consider inorganic, accretive growth opportunities that leverage our current water filtration product sales channels.

Our HDF system remains an asset of Nephros, and we hope to soon re-ignite efforts to achieve the original vision of the Company as we explore opportunities to leverage available resources. We continue our efforts to learn more about the application of HDF through our collaboration with Vanderbilt. We have designed a next generation system that we believe will dramatically reduce machine cost and simplifies the procedure for use, while not compromising on the enhanced filtration experience felt by the patient. We believe that we can provide the same benefits observed with our current HDF system but in a way that better meets the operational and cost restraints of the US dialysis landscape.

We are committed to up-listing Nephros’ common stock to a national exchange such as the NASDAQ or NYSE. However, we would need additional capital to meet the minimum equity requirements for listing on either exchange. We will carefully evaluate and balance the timing of such actions.

Closing Thoughts

In summary, we believe that the Nephros story has been substantially de-risked, and that we are on the path to sustainable growth and profitability. Revenue growth is key, and we now have the people, products, and partners in place to meet the needs of our customers and expand our business.

We thank you for your on-going support and hope to be able to reward your patience with significantly increased shareholder value. Going forward, we intend to do a better job communicating our story to a broader audience. The management team has been buying stock in the open market on a regular basis, which reflects our belief and confidence in Nephros and our alignment with the Company’s shareholders.

All the best,

Daron and Andy

Note Regarding Forward-Looking Statements

This letter contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected growth in demand and sales of the Company’s products, the Company’s ability to achieve positive cash flow from operations and the timing thereof, potential benefits of the Company’s water filtration products compared to competitors’ products, expected timing of the launch of additional Company products in the restaurant and other non-hospital markets, potential benefits of the design of the Company’s next generation HDF system, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2016. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.